UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 4, 2008

K-SEA TRANSPORTATION PARTNERS L.P.

(Exact name of registrant as specified in its charter)

Delaware	001-31920	20-0194477
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Tower Center Boulevard, 17th Floor East Brunswick, New Jersey	08816
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (732) 565-3818

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03                                             Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Fixed-Rate Term Loans

On June 5, 2008, K-Sea Operating Partnership L.P. (the “Operating Partnership”), a wholly owned subsidiary of K-Sea Transportation Partners L.P. (the “Partnership”), closed the last of eleven fixed-rate term loans aggregating $72.1 million, which were entered into between April 30, 2008 and June 5, 2008.  These loans were arranged with Fifth Third Bank, which assigned all but two to other participant institutions.  The loans all have a term of ten years, maturing between April 1 and June 1, 2018, except one loan for $16.5 million which has a term of seven years and matures on June 1, 2015.  These loans bear a weighted average interest rate of 6.35% and are repayable in an aggregate fixed monthly amount of $0.6 million.  Final balloon payments of principal total $10.7 million on June 1, 2015 and $14.5 million between April 1 and June 1, 2018.  The loans are collateralized by eleven tank barges and tugboats.  The proceeds of these loans were used to repay borrowings under the Operating Partnership’s Revolving Credit Agreement (“RCA”), except for $15.0 million which was used to repay an advance on such loans which was borrowed on March 21, 2008 concurrent with repayment of a separate term loan which came due and was repaid on March 24, 2008.

These term loan agreements contain customary events of default, including a cross default to the RCA, and also the fixed charge coverage ratio requirement of 1.85 times that is included in the RCA.

Bridge Loan Agreement

On June 5, 2008, in connection with the acquisition of eight tugboats and ancillary equipment from Roehrig Maritime LLC and affiliates as described below, the Operating Partnership entered into a Loan and Security Agreement (the “Bridge Loan Agreement”) with KeyBank National Association (“Bridge Lender”), pursuant and subject to which the Bridge Lender agreed to extend a bridge loan to the Operating Partnership in the original principal amount of $31.7 million.  The bridge loan is expected to be refinanced with term loans in the near term; the first such term loan refinancing in the amount of $9.9 million occurred on June 10, 2008 and is further described below.

The Operating Partnership’s obligations under the Bridge Loan Agreement are secured by eight tugboats acquired from Roehrig Maritime LLC and its affiliates.  The loan matures on October 5, 2008 and is payable in full on that date.  Borrowings under the Bridge Loan Agreement bear interest at a rate per annum equal to, at the option of the Operating Partnership, (a) the greater of the prime rate and the federal funds rate plus 0.5% or (b) the 30-day London Interbank Offered Rate (LIBOR) plus a margin of 2.0%.  Interest is due on the last day of each interest period but not less frequently than quarterly.

The Bridge Loan Agreement contains financial covenants requiring the Partnership to maintain the following financial ratios, which are the same as those contained in the RCA:

•              Fixed charge coverage ratio, as defined, of at least 1.85 to 1.00;

•              Total funded debt to EBITDA, as defined, of no greater than 4.00 to 1.00.

The Bridge Loan Agreement also contains customary events of default, and is cross-defaulted to the RCA.  If a default occurs and is continuing, including failure by the Operating Partnership to make payment in full by October 5, 2008, the Bridge Lender may require the Operating Partnership to repay all amounts outstanding thereunder.  As of the date of such default or on the maturity date, the interest rate described above will increase by 2.0%.

As of June 10, 2008, $9.9 million of the bridge loan was refinanced with a 6.47% fixed-rate term loan maturing on July 1, 2015.  The term loan is secured by two tugboats, which were released as security for the bridge loan under the Bridge Loan Agreement.  As of June 10, 2008, the Operating Partnership had remaining outstanding borrowings of $21.8 million under the Bridge Loan Agreement.

ATB Credit Facility

On June 4, 2008, the Operating Partnership entered into a credit agreement (the “ATB Agreement”) with DnB NOR Bank ASA (the “Bank”), pursuant to which the Bank agreed to provide financing during the construction period, and thereafter, for the Operating Partnership’s construction of a 185,000-barrel articulated tug-barge unit in an amount equal to 80% of the acquisition costs of the unit up to a maximum of $57.6 million.

Obligations under the ATB Agreement are secured during the construction period by an assignment of the Operating Partnership’s rights under the construction contract with the related shipyard and, after delivery, by a first preferred mortgage interest in the tug-barge unit.  Interest is payable quarterly at the applicable LIBOR rate plus a margin.  At the delivery date of the unit, which is expected during the fourth quarter of calendar 2009, the aggregate of the advances taken during the construction period will be converted to a term loan repayable in twenty-eight quarterly payments, covering 37.5% of the term loan, which are expected to approximate $0.8 million each plus interest at LIBOR plus a margin.  The twenty eighth and final payment will also include a balloon payment of 62.5% of the acquisition cost, estimated at $36 million.

The ATB Agreement contains the same financial covenants as are contained in the Bridge Loan Agreement, as well as customary events of default.   As of June 10, 2008, the Operating Partnership had outstanding borrowings of $10.4 million under the ATB Agreement.

Item 8.01               Other Events.

On June 5, 2008, the Operating Partnership completed the acquisition of eight tugboats and ancillary equipment from Roehrig Maritime LLC and its affiliates.  The purchase price was $41.9 million in cash, subject to certain post-closing adjustments.  The purchase price was financed using available cash plus borrowings under the Bridge Loan Agreement described in Item 2.03 above under “Bridge Loan Agreement.”  The tugboats range in size from 2,400 to 6,000 horsepower, and will provide additional towing power to the Operating Partnership’s tank barge fleet or continue to work under existing charter contracts.

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

K-SEA TRANSPORTATION PARTNERS L.P.

	By:	K-SEA GENERAL PARTNER L.P., its general partner

		By:	K-SEA GENERAL PARTNER GP LLC, its general partner

Date June 12, 2008		By:	/s/ John J. Nicola
John J. Nicola
Chief Financial Officer